Exhibit 10.1.7.2

CONSOLIDATED EDISON, INC.

20         Restricted Stock Unit Award For Officers

Consolidated Edison, Inc. (the Company) hereby grants Restricted Stock Units (the Units) to «FirstName»«LastName» (the Employee) under the Consolidated Edison, Inc. Long Term Incentive Plan (the Plan) as follows:

Grant Date	Allocation	Performance Period	Vesting Date

[number] Units

This Award is subject to the terms and conditions set forth herein and in the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Unit shall represent the right, upon vesting, to receive one Share of Common Stock, the cash value of one Share of Common Stock, or a combination thereof. The cash value of a Unit shall equal the closing price of a Share of Common Stock in the Consolidated Reporting System as reported in the Wall Street Journal or in a similarly readily available public source for the trading day immediately prior to the applicable Transaction Date. The Transaction Date shall be the Vesting Date. If no trading of Shares of Common Stock occurred on such trading date, the closing price of a Share of Common Stock in such System as reported for the preceding day on which sales of Shares of Common Stock occurred shall be used.

Performance Factors: Fifty percent of the Units for the grant will be earned based on the Company’s Total Shareholder Return (TSR) compared to the 2007 Compensation Peer Group1 over the Performance Period. The remaining fifty percent of the Units for the grant will be earned based on the average of the Adjusted Target Incentive Fund expressed as a percent of the Target Incentive Fund for each year in

[1]	The following companies comprise the 2007 Compensation Peer Group: Ameren Corp., American Electric Power, Centerpoint Energy Inc., Constellation Energy Group Inc., Dominion Resources, Inc., DTE Energy Co., Duke Energy Corp., Edison International, Entergy Corp., Exelon Corp., First Energy Corp., FPL Group, Nisource Inc., Pepco Holdings Inc, PG&E Corp., PPL Corp, Progress Energy, Sempra Energy, Southern Co. and Xcel Energy Inc.

the Performance Period.2 The actual number of Units earned can range from 0 to 150 percent of the above allocation. The final determination of the number of Units to be awarded will be made by the Management Development and Compensation Committee (Committee) of the Board.

1. Consequences of Separation from Service and Death. In the event of the Employee’s Separation from Service with the Company or its subsidiaries or upon his/her death prior to the Vesting Date, the Employee’s rights will be as set forth below:

a.	If the Employee Separates from Service other than by reason of Retirement[3], Disability or death, or a deemed Separation from Service while on an approved leave of absence (a Leave Separation), during a Performance Period, his/her Award is completely forfeited.

b.	If the Employee dies during a Performance Period, his/her Award is prorated based on the actual period of service from the Grant Date to the Employee’s date of death. The Employee’s beneficiaries or the Employee’s estate, as the case may be, shall receive payment of the Award within 90 days following the Employee’s death. The determination of the performance factors will be made by the Vice President of Human Resources of Consolidated Edison Company of New York, Inc. using the indicators as of the end of the month in which the date of death occurs for the Total Shareholder Return and using the prior year(s) Adjusted Target Incentive Fund expressed as a percent of the Target Incentive Fund for Executive Incentive Plan Awards.[4]

[2]	For Executive Officers as defined in the Consolidated Edison Company of New York, Inc. 2005 Executive Incentive Plan, as amended (“Executive Incentive Plan”) (an executive of the Company who holds the position of Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, General Counsel, President and Chief Operating Officer, Senior Vice President – Business Shared Services, Senior Vice President – Enterprise Shared Services, Senior Vice President – Public Affairs, or Vice President and General Auditor; or an executive of Orange and Rockland Utilities Inc. who holds the title of President and Chief Executive Officer) substitute “the average of the Executive Officer’s approved payout percentage for each year over the Performance Period.” For Employees of Orange and Rockland, other than Executive Officers, substitute “the corporate average of the approved payout percentage of the Annual Team Incentive (ATIP) Plan over the Performance Period.” For Employees of Consolidated Edison Solutions, Inc., substitute “the average of the approved payout percentage for the specific business unit goals measured over the Performance Period.” For Employees of Consolidated Edison Energy, Inc. and Consolidated Edison Development, Inc. substitute “the average of the approved payout percentage for the specific business unit goals of Consolidated Edison Energy, Inc. and Consolidated Edison Development, Inc. measured over the Performance Period.”
[3]	For purposes of Section 1. Retirement means any officer who retires or resigns at 55 or older with at least 5 years of service.
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For Executive Officers substitute “the prior year(s) approved payout percentage of his or her Executive Incentive Plan Award.” For Employees of Orange and Rockland Utilities, Inc., other than Executive Officers, substitute “the prior year(s) corporate average(s) approved payout percentage for ATIP Awards.” For Employees of Consolidated Edison Solutions, Inc. substitute “the prior year(s)

c.

If the Employee Separates from Service by reason of Retirement[3] or Disability, then his/her Award is prorated based on the actual period of service from the Grant Date to the date of the Employee’s Disability or Retirement, and shall be based on actual performance achieved through the end of the Performance Period. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Award within 90 days following the Vesting Date.

d.	If the Employee is deemed to have Separated from Service by reason of a Leave Separation, then his/her Award is prorated based on the actual period of service from the Grant Date to the date of the Employee’s deemed Separation from Service, and shall be based on actual performance achieved through the end of the Performance Period; provided, however, that if the Employee returns to employment with the Company during the Performance Period, his/her Award will be recalculated based on his/her actual period of service including the period during which the Employee is on an approved leave of absence. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Award within 90 days following the Vesting Date.

2. Form of Payout. The Units will be paid in a lump sum, either in Shares of Common Stock, in cash, or a combination, as elected by the Employee prior to December 31 of the year before the Grant Date. Cash can be deferred into the Deferred Income Plan (DIP).

3. Deferrals. Employees will have a one-time election to defer the receipt of the cash value of the Award into the DIP or to defer the right to convert the Units into Shares of Common Stock and to receive them, or a combination thereof. Deferral election forms must have been submitted by December 31 of the year before the Grant Date.

4. Voting and Dividend or Dividend Equivalent Rights.

a.	The Employee shall not be entitled to any voting rights with respect to the Units awarded. Furthermore, the Employee shall not be entitled to any Dividend or Dividend Equivalent payments until the Units vest.

average(s) of the approved payout percentage for the specific business unit goals of Consolidated Edison Solutions, Inc.” For Employees of Consolidated Edison Energy, Inc. and Consolidated Edison Development, Inc. substitute “the prior year(s) average(s) of the approved payout percentage for the specific business unit goals of Consolidated Edison Energy, Inc, and Consolidated Edison Development, Inc.”

b.	If the Employee receives Shares of Common Stock at the time of vesting, he or she will be entitled to receive dividends on the Shares of Common Stock when dividends are otherwise paid.

c.	If, however, the Employee elects prior to the Grant Date to defer the right to convert the Units into Shares of Common Stock and to receive them, he or she will be entitled to receive the Dividend Equivalents payments on the Units once the Units vest. These Dividend Equivalent payments can be received as additional Shares of Common Stock, cash, or as cash deferred into the DIP.

d.	If at the time of vesting, the Employee receives a cash payment or defers the cash into the DIP, he or she will not receive Dividend Equivalent payments.

e.	Dividend Equivalent payments are made on the Dividend Payment Date, which is the date the Company pays any dividend on outstanding Shares of Common Stock based on the number of Units owned as of the record date for such dividend.

5. Deferral Election for Dividend Equivalent Payments. A deferral of Dividend Equivalent payments must be made at the same time as the deferral of the receipt of the Award. At that time the Employee can elect to receive the Dividend Equivalent payments as additional Shares of Common Stock to be distributed or deferred to a future date, or as cash to be distributed or deferred into the DIP.

6. No Right to Continued Employment. Nothing contained herein shall confer on the Employee any right to continue in the employ of the Company or its subsidiaries or shall limit the Company’s rights to terminate the Employees at any time, provided, however, that nothing herein shall affect any other contractual rights existing between the Employee and the Company or its subsidiaries.

7. Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its subsidiaries, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service except to the extent required pursuant to Section 409A.

8. Payment. Subject to any deferral election and except as provided in Section 1 herein, the Company shall pay the Employee (a) the cash value of the Shares of Common Stock represented by the Units, (b) the Shares of Common Stock, or (c) a combination of cash and Shares of Common Stock during the 90 day period beginning on the Vesting Date. Prior to vesting, the Units represent an unfunded and unsecured promise to pay the Employee the cash value of Shares of Common Stock or Shares of Common Stock upon vesting thereof.

9. Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, this Award shall not be transferred, assigned, or pledged in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment or other similar process. Any attempted transfers shall be null and void and of no effect.

10. Tax Withholding. The Company may make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Award.

11. Code Section 409A.

a.	If the Committee determines in good faith that any provision contained herein could cause any person to recognize additional taxes, penalties or interest under Section 409A, or could otherwise contravene the applicable provisions of Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (Section 409A Compliance), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties.

b.	Notwithstanding anything herein to the contrary, if the Employee is a “specified employee” for purposes of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date on which such Participant incurs a Separation from Service, any payment hereunder that is deemed to be a “deferral of compensation” subject to Section 409A shall be paid or commence to be paid on the fifteenth business day after the date that is six months following the Employee’s Separation from Service, provided, however, that a payment delayed pursuant to this clause (b) shall commence earlier in the event of the Employee’s death prior to the end of the six-month period.

12. Miscellaneous. In the event of a conflict between this document and the Plan, the terms and conditions of the Plan shall govern. The Employee may request a copy of the Plan from the Vice President – Human Resources, Consolidated Edison Company of New York, Inc. at any time.

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